Exhibit 5.2

June 27, 2017

Park-Ohio Industries, Inc.

6065 Parkland Blvd.

Cleveland, Ohio 44124

Ladies and Gentlemen:

We have acted as special Alabama counsel to Tocco, Inc., an Alabama corporation (“Tocco”), and Blue Falcon Travel, Inc., an Alabama corporation (“Blue Falcon”, and together with Tocco, the “Alabama Guarantors”), in connection with the proposed issuance and exchange (the “Exchange Offer”) of up to $350,000,000.00 aggregate principal amount of 6.625% Senior Notes due 2027 (the “Exchange Notes”) of Park-Ohio Industries, Inc., an Ohio corporation (the “Company”), and the sole shareholder of each of the Alabama Guarantors, and the guarantee of the Exchange Notes pursuant to the Indenture (as defined below) and including the notation of Note Guarantee (as defined in the Indenture) (the “Exchange Guarantees” and together with the Exchange Notes, the “Securities”) registered under the Securities Act of 1933 (the “Securities Act”) by the Company and the additional registrants identified on Exhibit A to this opinion, including the Alabama Guarantors (the additional registrants identified on said Exhibit A are hereinafter referred to collectively as the “Guarantors”), for an equal principal amount of the Company’s outstanding 6.625% Senior Notes due 2027 (the “Outstanding Notes”) and the guarantee of the Outstanding Notes by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Securities will be, issued pursuant to the Indenture, dated as of April 17, 2017, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) (the “Indenture”).

In connection with the opinions expressed herein, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to (1) an executed copy, certified or otherwise identified to our satisfaction, of the Indenture and (2) a copy of the Registration Statement on Form S-4 relating to the Exchange Offer (the “Registration Statement”), certified or otherwise identified to our satisfaction, in the form proposed to be filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act. The Indenture and the Registration Statement are hereinafter referred to collectively as the “Transaction Documents”.

In addition to the Transaction Documents, we also have examined (i) the Articles of Incorporation of Tocco, as amended, filed with the Judge of Probate, Marshall County, Alabama, on January 7, 1975, certified as true, correct and complete by the Secretary of Tocco as of the date hereof; (ii) the By-laws of Tocco, certified as true, complete and correct by the Secretary of Tocco as of the date hereof; (iii) the Articles of Incorporation of Blue Falcon filed with the Judge of Probate, Marshall County, Alabama, on October 17, 1995, certified as true, complete and correct by the Secretary of Blue Falcon as of the date hereof; and (iv) the By-laws of Blue Falcon, certified as true, complete and correct by the Secretary of Blue Falcon as of the date hereof (collectively, the “Governing Documents”).

Park-Ohio Industries, Inc.

June 27, 2017

In rendering the opinions hereinafter set forth, we have, with your permission and without investigation, relied on (i) resolutions of the directors of each of the Alabama Guarantors with respect to the transactions contemplated by the Transaction Documents; and (ii) the following certificates issued by governmental officials (collectively, the “Public Certificates”): (A) a Certificate of Existence for Tocco dated June 26, 2017, issued by the Secretary of State of the State of Alabama; (B) a Certificate of Compliance for Tocco dated June 26, 2017, issued by the Alabama Department of Revenue, (C) a Certificate of Existence for Blue Falcon dated June 26, 2017, issued by the Secretary of State of the State of Alabama, and (D) a Certificate of Compliance for Blue Falcon dated June 26, 2017, issued by the Alabama Department of Revenue; and (iii) such certificates of officers or representatives of the Alabama Guarantors as we have deemed necessary or appropriate for the purposes of giving the opinions herein expressed.

In addition, and without limiting the foregoing, we have, with your permission and without independent investigation, assumed the following in connection with the opinions rendered below:

(i) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to such original documents of all documents submitted to us as certified, conformed, photographic or telecopied copies;

(ii) the genuineness of all signatures and the legal capacity of each person signatory to any of the documents reviewed by us;

(iii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, the Securities or the Outstanding Securities; and

(iv) that the Public Certificates have been properly given and are accurate as of the date thereof and as of the date of this opinion.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Each of the Alabama Guarantors is a corporation existing and in good standing under the laws of the State of Alabama, with the corporate power and authority to execute, deliver and perform its respective obligations under the Exchange Guarantees and the Indenture.

Park-Ohio Industries, Inc.

June 27, 2017

2. Each of the Exchange Guarantees and the Indenture of the Alabama Guarantors has been authorized by all necessary corporate action of each of the Alabama Guarantors.

3. The Exchange Guarantees, when executed and delivered by each of the Alabama Guarantors in accordance with the terms of the Exchange Offer in exchange for the Outstanding Guarantees of each of the Alabama Guarantors, will be validly issued by such Alabama Guarantors.

4. The execution and delivery of the Exchange Guarantees and the Indenture, and the issuance of the Exchange Notes by the Company and the Exchange Guarantees by the Guarantors in accordance with the terms of the Exchange Offer do not on the date hereof: (i) violate the Governing Documents; (ii) require any consents, approvals or authorizations to be obtained by the Alabama Guarantors from, or any registrations, declarations or filings to be made by the Alabama Guarantors with, any governmental authority of the State of Alabama under any statute, rule or regulation of the State of Alabama known to us to be generally applicable to financing transactions of the type contemplated by the Transaction Documents (“Covered Laws”) that have not been obtained or made, other than as disclosed in any of the Transaction Documents (including any schedules or exhibits thereto); or (iii) violate any Covered Laws. We do not express any opinion in this paragraph as to compliance with state securities or “Blue Sky” laws or as to compliance with the antifraud provisions of federal or state securities laws.

The opinions rendered in paragraph (1) above with respect to the corporate existence and good standing of the Alabama Guarantors are based solely on the Public Certificates, and for purposes of such opinions, “good standing” means that the Alabama Department of Revenue determined that the applicable Alabama Guarantor qualified for the issuance of a Certificate of Compliance listed among the Public Certificates applicable to such Alabama Guarantor as of the date of such certificate. In rendering the foregoing opinions, we have assumed that (i) the Registration Statement will have become effective, (ii) the resolutions authorizing the Alabama Guarantors to issue the Securities will be in full force and effect at the time at which the Securities are issued, and (iii) all Securities will be issued in compliance with applicable federal and state securities laws.

In addition to the qualifications, limitations and exceptions stated elsewhere in this opinion letter, the opinions set forth above are subject to the following qualifications, limitations and exceptions:

(A) No opinions are expressed herein regarding enforceability of any document or agreement, or any of the provisions thereof, including, without limitation, the Transaction Documents, the Securities and the Outstanding Securities.

Park-Ohio Industries, Inc.

June 27, 2017

(B) No opinions are expressed herein regarding (or regarding compliance with or the effect of non-compliance with) any (i) state securities laws or regulations, or laws or regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) pension or employee benefit laws or regulations; (iii) antitrust or unfair competition laws or regulations; (iv) local laws, ordinances, or rules of any municipality, county or other political subdivision of the State of Alabama; (v) fraudulent transfer or fraudulent conveyance laws; (vi) any laws, rules or regulations that apply specifically to insurance companies, banks, or their subsidiaries or holding companies; (vii) environmental laws or regulations; (viii) zoning, platting, subdivision, or other land use laws or regulations; (ix) tax laws or regulations (including, without limitation, those establishing liens for unpaid taxes); (x) patent, copyright or trademark, or other intellectual property laws or regulations; (xi) racketeering laws or regulations; (xii) health or safety laws or regulations; (xiii) labor laws or regulations; (xiv) laws, regulations or policies concerning national or local emergency, possible judicial deference to acts of sovereign states, or criminal or civil forfeiture laws; or (xv) other statutes of general application to the extent they provide for criminal prosecution.

(C) We call to your attention the fact that any entity which is a party to the Transaction Documents and who exercises in the State of Alabama any of the rights or remedies provided in the Transaction Documents may be required to qualify to do business in the State of Alabama before exercising such rights or remedies.

(D) No opinions are expressed herein as to matters governed by laws pertaining to the Company, the Alabama Guarantors or any other Guarantor solely because of business activities of such entities which are not applicable to business corporations generally.

The opinions expressed herein are (i) limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein; (ii) as of the date hereof, and we assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur; (iii) opinions of law and not a guarantee of legal outcome or result; and (iv) further limited in all respects to the internal laws of the State of Alabama, and no opinion is expressed with respect to federal laws or the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

Park-Ohio Industries, Inc.

June 27, 2017

This opinion is furnished solely for the benefit of the Company and the benefit of Jones Day (which is hereby entitled to rely on this opinion) in connection with the transactions contemplated by the Transaction Documents. No other person or entity shall be entitled to rely on this opinion without our express written consent in each instance. This opinion letter is not be quoted in whole or part or otherwise referred to, nor is it to be filed with or disclosed to any governmental agency or other person, without our prior written consent in each instance; provided, however, we consent to the Company’s and the Guarantors’ filing this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. By so consenting, we do not imply or admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours

/s/ Bradley Arant Boult Cummings LLP

EXHIBIT A

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
Ajax Tocco Magnethermic Corporation	Ohio
Apollo Aerospace Components LLC	Ohio
ATBD, Inc.	Ohio
Autoform Tool & Manufacturing, LLC	Indiana
Bates Rubber, Inc.	Ohio
Blue Falcon Travel, Inc.	Alabama
Control Transformer, Inc.	Ohio
Elastomeros Tecnicos Moldeados, Inc.	Texas
EP Cleveland Holdings, Inc.	Delaware
EP Realty Holdings, Inc.	Delaware
Feco, Inc.	Illinois
Fluid Rotating Solutions, LLC	Delaware
Gateway Industrial Supply LLC	Ohio
General Aluminum Mfg. Company	Ohio
ILS Technology LLC	Ohio
Induction Management Services, LLC	Michigan
Integrated Holding Company	Ohio
Integrated Logistics Holding Company	Ohio
Integrated Logistics Solutions, Inc.	Ohio
Lewis & Park Screw & Bolt Company	Ohio
Park-Ohio Forged & Machined Products LLC	Ohio
Park-Ohio Products, Inc.	Ohio
Pharmaceutical Logistics, Inc.	Ohio
Pharmacy Wholesale Logistics, Inc.	Ohio
P-O Realty LLC	Ohio
POVI L.L.C.	Ohio
Precision Machining Connection LLC	Ohio
RB&W Ltd.	Ohio
RB&W Manufacturing LLC	Ohio
Red Bird, Inc.	Ohio
Snow Dragon LLC	Ohio
ST Holding Corp.	Ohio
STMX, Inc.	Ohio
Summerspace, Inc.	Ohio
Supply Technologies LLC	Ohio
Supply Technologies Procurement Company, Inc.	Delaware
The Ajax Manufacturing Company	Ohio
The Clancy Bing Company	Pennsylvania
Tocco, Inc.	Alabama
TW Manufacturing Co.	Ohio
WB&R Acquisition Company, Inc.	Pennsylvania